Exhibit 10.2

FIRST AMENDMENT

TO

LEASE AGREEMENT AND OPTION TO PURCHASE

This FIRST AMENDMENT TO LEASE AGREEMENT AND OPTION TO PURCHASE (this “First Amendment”) is made and entered into this 28th day of August, 2015, between Biggest Little Investments, L.P., a Delaware limited partnership (“Lessor”), and Golden Road Motor Inn, Inc., a Nevada corporation (“Lessee”).

WHEREAS, Lessee is the owner of the Atlantis Casino Resort Spa located in Reno, Nevada (including any resort, casino or spa operated on such property by Lessee or its successors and/or assigns, the “Atlantis”);

WHEREAS, pursuant to that certain Lease Agreement and Option to Purchase dated January 29, 2004 (the “Original Lease”), Lessor leased to Lessee and Lessee leased from Lessor certain real property therein (the “Property”);

WHEREAS, concurrently with the execution of this First Amendment, Lessor and Lessee shall enter into a Lease Agreement for the real property described therein (the “Parking Lot Lease”); and

WHEREAS, in connection with the transactions described above, the parties desire to amend certain provisions of the Original Lease.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1.                                      Terms used but not defined herein have the meanings given in the Original Lease.  For purposes of this First Amendment, “Shopping Center Remainder” shall mean the Shopping Center, excluding the Property.

2.                                      Section 2.3 of the Original Lease is hereby deleted in its entirety and replaced with the following.

“2.3 REAL PROPERTY TAXES.

A.            Payment of Taxes.  Lessee agrees to pay all Real Property Taxes (as defined below) which may be levied or assessed by any lawful authority against the Property and the Improvements (as defined below).  Lessee shall pay such Real Property Taxes upon receipt of a statement from Lessor or the applicable taxing authority delineating the same, which amount shall be paid within ten (10) days after receipt of such statement.  All Real Property Taxes for the year in which this Lease commences shall be apportioned and adjusted. Between the signing of the Parking Lot Lease and completion of the subdivision of the Shopping Center, Lessor is responsible for payment of the Real Property Taxes for the Property which shall be reimbursed for same by Lessee at the rate or $45.88 per day.

B.            Definition of “Real Property Taxes”.  “Real Property Taxes” means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, levy, charge, assessment, penalty or tax (other than inheritance or estate taxes) imposed by any authority having the direct or indirect power to tax, including any city, county, state or federal government, or any school, agriculture, lighting, drainage or other improvement district thereof, as against any legal or equitable interest of Lessor in the Property, including the Improvements; (ii) any tax on the Lessor’s right to receive, or the receipt of, rent or income from the Property or against Lessor’s business of leasing the Property; (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any tax imposed upon this transaction or based upon a reassessment of Property due to a change in ownership or transfer of all or part of Lessor’s interest in the Property; and (v) any charge or fee replacing any tax previously included within the definition of Real Property Taxes.  “Real Property Taxes” shall not, however, include Lessor’s federal or state income, franchise, inheritance, estate taxes or any real property transfer taxes.”

3.                                      Section 2.5 of the Original Lease is hereby deleted in its entirety and replaced with the following.

“2.5                         UTILITIES.  Lessee shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property.  At Lessee’s sole expense, Lessee shall install and maintain separate meters for any public utility servicing the Property for which a separate meter is not presently installed.”

4.                                      Section 2.6 of the Original Lease is hereby deleted in its entirety and replaced with the following.

“2.6                         COST OF MAINTAINING PROPERTY.  At Lessee’s sole expense, Lessee shall maintain and repair the Property, including the Improvements which include the fountains, in a good, clean and presentable condition and state of repair as provided in Section 4.6 below.”

5.                                      Section 2.7 of the Original Lease is deleted in its entirety and replaced with the following.

“2.7                         OPERATING COST.  Lessee shall in no event pay any portion of the Shopping Center Remainder’s operating or any other costs.”

6.                                      Section 2.8 of the Original Lease is deleted in its entirety.

7.                                      Section 2.9 of the Original Lease is deleted in its entirety.

8.                                      Section 2.10 of the Original Lease is deleted in its entirety.

9.                                      Section 6.2 of the Original Lease is deleted in its entirety and replaced with the following.

“6.2   OTHER INSURANCE.  Lessee shall, at Lessee’s expense, maintain such primary or additional insurance on its fixtures, equipment and personal property as Lessee deems necessary to protect its interests.”

10.                               The parties agree that the intent of Amendments 2 through 9 is to transfer the responsibility of maintenance of the Property (including any fountains thereon) to Lessee and to relieve Lessee of its obligation to pay to Lessor its proportionate share of Shopping Center maintenance and operating costs, or any other costs under the Original Lease except Minimum Monthly Rent, Additional Rent, personal property tax for which Lessee is responsible, taxes, utilities, Real Property Taxes and the maintenance and operating costs directly related to the Property (including any fountains thereon), all of which Lessee is solely responsible for. Lessor will have no obligation to pay for any costs associated with the Property (including any fountains thereon); for the avoidance of doubt, all costs of the fountains and the Property (operating or otherwise), whether or not described or listed in this Section 10, are to be paid solely by Lessee.

11.                               By execution of this First Amendment, Lessee hereby exercises the three (3) successive Renewal Terms under the Original Lease, pursuant to Section 1.4 thereof, on the terms and conditions therein except as such terms are modified by this First Amendment (as exercised the “Renewal Terms”).  The parties waive compliance with the at least ninety (90) day and but not more than one hundred eighty (180) day time periods in Section 1.4, and ratify and reaffirm the last sentence of Section 1.4.

12.                               Except as otherwise set forth herein, all other terms and conditions of the Original Lease shall remain in full force and effect.  Without limiting the generality of the foregoing, the parties specifically acknowledge and agree as follows.

a.                                      Pursuant to Article 7 of the Original Lease, Lessor granted to Lessee a Purchase Option to purchase the Property Interests (as defined therein) at the expiration of the third and final Renewal Term of the Original Lease, for use in accordance with Section 4.2 of the Original Lease.  Lessee and Lessor reaffirm their obligations to execute and deliver easements as described therein, in accordance with Sections 7.6C(ii) and 7.6D(ii) of the Original Lease.

b.                                      By execution and delivery of this First Amendment, Lessee is neither exercising the Purchase Option nor waiving its rights under Article 7 of the Original Lease.  Neither the existence of, nor the terms and conditions set forth in, this First Amendment or the Parking Lot Lease constitute justification for Lessee to accelerate the Purchase Option under Section 7.2 of the Original Lease.

c.                                       Lessee retains the right to exercise the Purchase Option at the end of the third and final Renewal Term as provided in Article 7 of the Original Lease.

d.                                      The terms and conditions of Article 7 of the Original Lease are hereby reaffirmed and ratified by Lessor and Lessee and remain in full force and effect.  For the avoidance of doubt, no modification of Article 7 of the Original Lease is contained in the terms and conditions of the Parking Lot Lease.

13.                               This First Amendment may be executed in counterparts, and by facsimile or electronic signatures, which, when taken together, shall constitute one and the same document.

14.                               This First Amendment is to be governed by and construed in accordance with the laws of the State of Nevada as exist from time to time.

15.                               Lessee may record against the Property and Shopping Center a memorandum to be executed by Lessor and Lessee providing notice of the existence of this First Amendment.

[Signatures follow on a separate page.]

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement effective as of the date first set forth above.

LESSOR:		LESSEE:

Biggest Little Investments, L.P. a Delaware limited partnership		Golden Road Motor Inn, Inc. a Nevada corporation

By:	/s/ Ben Farahi	By:	/s/ Ronald Rowan

Name:	Ben Farahi	Name:	Ronald Rowan

Title:	Managing Member of General Partner	Title:	CFO